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                                                                    EXHIBIT 99.1

                                                            [PULITZER INC. LOGO]

FOR IMMEDIATE RELEASE

                                                      900 North Tucker Boulevard
                                                       St. Louis, Missouri 63101
                                                                Tel 314/340-8402
                                                                Fax 314/340-3125

                                                For further information, contact
                                                James V. Maloney, Director of
                                                Shareholder Relations
                                                (314) 340-8402


                  PULITZER ANNOUNCES INTERIM MANAGEMENT CHANGES

         ST. LOUIS, November 16, 2004 - Pulitzer Inc. (NYSE: PTZ) today announced a series of interim management changes following the resignation of Mark G. Contreras, senior vice president of Pulitzer Inc. and Pulitzer Newspapers, Inc. (PNI), who will be leaving the Company effective January 3, 2005, to become vice president/newspaper operations for The E.W. Scripps Company.

         "Mark played a vital role in helping to formulate and execute our growth strategy since he started in March 1999," said Robert C. Woodworth, president and chief executive officer of Pulitzer Inc. "Today, the quality of journalism at PNI newspapers and in Tucson has never been better. Over the years, Mark has helped attract top-flight talent to lead our newspapers and because of that PNI and Tucson are in very capable hands. We feel optimistic about the continued growth at PNI and in Tucson. We are sorry to see Mark leave, but he has an excellent opportunity with a fine company. We wish him and his family well."

         Pulitzer said it is currently evaluating a number of internal and external candidates to replace Contreras, who also had responsibility for overseeing the operations of Pulitzer's interest in the Tucson Newspaper Agency.

         Effective January 4, 2005, the following people will, on an interim basis, assume additional responsibilities for the management and operations of
PNI:


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         o        Henry Bird, vice president/PNI and president and publisher of
                  The Pantagraph will assume oversight responsibility for Pulitzer's newspaper operations in Provo, Utah; Santa Maria, Lompoc, Napa, and Hanford, Calif.; in addition to his current oversight responsibility for operations in Bloomington and DeKalb, Ill., and Rhinelander, Wis.

         o Don Rowley, vice president/PNI and president and publisher of the Arizona Daily Sun in Flagstaff, Ariz., will continue his responsibilities in Flagstaff as well as his oversight responsibility for Pulitzer's newspaper operations in Park Hills, Mo.

         o Robin Davis, vice president and chief financial officer of PNI will assume oversight responsibility for Pulitzer's newspaper operations in Coos Bay, Ore. and Lihue, Hawaii in addition to her current responsibilities as the chief financial officer for PNI and Pulitzer's primary financial contact for its interest in the Tucson Newspaper Agency.

         Bird, Rowley, Davis, Mike Jameson, president and chief executive of the Tucson Newspaper Agency, and Jane Amari, editor and publisher of the Arizona Daily Star and vice president/news for PNI, will report directly to Woodworth.

         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, Inc. (PNI) subsidiary, 12 other dailies and more than 65 weekly newspapers, shoppers, and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wis. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 38 weekly papers and various niche publications.

         The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com.

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